UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 22, 2008

CHINA AGRITECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49608	75-2955368
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center,
Chaoyang North Road, Chaoyang District, Beijing, China 100024
People's Republic of China

(Address of Principal Executive Offices)

(86) 10-59621278
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)   Resignation of Directors

Effective at the Board meeting of China Agritech, Inc. (the “Company”) on October 22, 2008, Mr. Tao Liang resigned as a member of the Board of Directors. There were no disagreements between him and the Company or any officer or director of the Company.

(b)   Resignation of Officers

On October 22, 2008, in connection with the appointment of Mr. Yau-Sing Tang, Ms. Li Jun Peng resigned as the Chief Financial Officer and Controller of the Company. Ms. Li Jun Peng’s resignation is not in connection with any disagreement with the Company on any matter.

(c)   Appointment of Officers

On October 22, 2008, Mr. Yau-Sing Tang was appointed as the Chief Financial Officer of the Company. Mr. Tang, age 46, was most recently chief financial officer of Carpenter Tan Holdings Ltd., a retail chain in Mainland China which is applying to be listed on the Hong Kong Stock Exchange. Prior to that, he was the founder and managing director of GC Alliance Limited, a CPA firm in Hong Kong. From April 2003 to December 2005, he was executive director and chief financial officer of China Cable and Communication, Inc., which was listed on the OTC Bulletin Board. Mr. Tang received his Bachelor of Social Sciences (Honors) degree from the University of Hong Kong. He is a fellow of the Association of Chartered Certified Accountants in the U.K. and the Hong Kong Institute of Certified Public Accountants. He is also a member of the Institute of Chartered Accountants in England and Wales and the Taxation Institute of Hong Kong.

There are no arrangements or understandings between Mr. Tang and any other persons pursuant to which he was selected as Chief Financial Officer, and there are no reportable transactions under Item 404(a) of Regulation S-K. No family relationship exists between Mr. Tang and any other director or executive officer of the Company.

Attached hereto as Exhibit 99.1 is Mr. Tang’s Employment Agreement with the Company, which are incorporated reference herein.

(d)   Appointment of Directors

Also at the Board meeting on October 22, 2008, Mr. Gene Michael Bennett, Professor Lun Zhang Dai and Mr. Hai Lin Zhang were appointed as members of the Board of Directors. Mr. Bennett, Professor Dai and Mr. Zhang will all be members of the audit, compensation and nominating and governance committees. Mr. Bennett has been selected as chair of the audit committee, Professor Dai will serve as chair of the compensation committee, and Mr.Zhang will serve as chair of the nominating and governance committee.

Attached hereto as Exhibits 99.2 through 99.4 are the Independent Director and Indemnification Agreements entered into with each Director, which are incorporated reference herein.

The business background descriptions of the newly appointed directors are as follows:

Lun Zhang Dai, 72, has served on the Planning Committee of the North-East Cooperative Bank in China since 2003, currently serving as its Secretary General. Mr. Dai is also a full-time professor for the Academy of International Economic Relations, a research institution sponsored by the People’s Bank of China, where he has taught courses in international economics since 1983, and has been retained as a part-time professor at a several Chinese universities as well as a visiting professor of international economics in the graduate programs of Queens College, City University of New York and the American University. Mr. Dai is a fellow in the Institute of Internal Auditors and received his Bachelor degree in Economics from the University of Moscow. He studied at Kiel University in Germany, and at London School of Economics in England, as visiting scholar.

Hai Lin Zhang, 58, has served as Vice Principal of the Chinese Academy of Agricultural Sciences and Resources since May 2003. He is also the Division Deputy Director of the Agricultural Research Institute in China, a position in which he has served since June 1996. He graduated from the Renmin University of China in 1987 with a bachelor’s degree with a major in management.

Gene Michael Bennett, 43, has over 25 years of experience as chief financial officer, accounting and audit professor, and financial consultant. From 2004 to present, he has been the managing partner for Beijing-based Nexis Investment Consulting Corporation (BNICC), helping Chinese companies establish good corporate governance and in raising funds. From 2000 to 2004, he was a partner at ProCFO, a California-based contract-CFO consulting firm. From 1998 to 2000, Mr. Bennett was a professor and lecturer in accounting and tax for University of Hawaii, and Chaminade University of Honolulu. Prior to that, he was CFO and board member of Argonaut Computers; professor and lecturer in accounting and tax at California State University at Fullerton; and CPA with Gerbel Butzbaugh which became part of Grant Thornton. Mr. Bennett holds a B.A. and MBA from Michigan State University and is currently pursuing a doctorate of business administration at City University of Hong Kong in Corporate Governance. Mr. Bennett currently serves on the boards of China Shenzhou Mining & Resources, Inc. (AmEx: SHZ), China Pharma Holding, Inc. (OTC-BB:CPHI) and China Shenghuo Pharmaceutical Holding, Inc. (AmEx: KUN).

There are no arrangements or understandings between any of Mr. Bennett, Professor Dai and Mr. Zhang and any other persons pursuant to which such director was selected as a director, and there are no reportable transactions under Item 404(a) of Regulation S-K with respect to any such director. No family relationship exists between any of Mr. Bennett, Professor Dai and Mr. Zhang and any other director or any executive officer of the Company.

ITEM 9.01. EXHIBITS.

(d) Exhibits.

99.1	Employment Agreement for Mr. Yau-Sing Tang
99.2	Independent Director Agreement for Lun Zhang Dai
99.3	Independent Director Agreement for Hai Lin Zhang
99.4	Independent Director Agreement for Gene Michael Bennett

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2008

CHINA AGRITECH, INC.

By:	/s/ Yu Chang
Yu Chang
Chief Executive Officer